UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

    Preliminary Proxy Statement

    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Under Rule 14a-12

AMERICAN TECHNICAL CERAMICS CORP.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    No fee required.

    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock

2)	Aggregate number of securities to which transaction applies: 9,547,968

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $24.75, which is the per share price to be paid in the transaction subject to this Schedule 14A filing.

4)	Proposed maximum aggregate value of transaction: $231,201,991

5)	Total fee paid: $46,240.40

    Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

American Technical Ceramics CORP.

One Norden Lane
Huntington Station, New York 11746

                , 2007

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of American Technical Ceramics Corp., a Delaware corporation (‘‘ATC’’), to be held on                 , 2007, at 10:00 a.m., Eastern Daylight Time, at our offices at 2201 Corporate Square Boulevard, Jacksonville, Florida. Our board of directors has fixed the close of business on                 , 2007, as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any adjournment thereof.

On June 15, 2007, we entered into an Agreement and Plan of Merger, which we refer to in these materials as the merger agreement, with AVX Corporation (‘‘AVX’’) and Admiral Byrd Acquisition Sub, Inc. Pursuant to the merger agreement, AVX will acquire us through a merger, and ATC will become a wholly-owned subsidiary of AVX. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $24.75 in cash, without interest and less any applicable withholding taxes, for each share of ATC common stock you own. On June 15, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $16.81 per share.

Our board of directors has determined that the merger agreement is advisable, fair to and in the best interests of ATC and its stockholders and has therefore approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, our board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting.

Your vote is very important. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. If you do not vote, it will have the same effect as voting against the merger. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by mail with a proxy card, in each case in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not there in person. Voting by proxy will not prevent you from voting your ATC shares in person if you subsequently choose to attend the special meeting. If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

Stockholders who do not vote in favor of the adoption and approval of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of the Delaware General Corporation Law, which are summarized in the accompanying proxy statement.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters.

Sincerely,
Victor Insetta, Chief Executive Officer, President and Director

The accompanying proxy statement dated                 , 2007 is first being mailed to
stockholders on or about                 , 2007.

American Technical Ceramics CORP.

One Norden Lane
Huntington Station, New York 11746

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held                                            , 2007

To the Stockholders of
AMERICAN TECHNICAL CERAMICS CORP.:

A Special Meeting of Stockholders of American Technical Ceramics Corp. (‘‘ATC’’) will be held on                 , 2007, at 10:00 a.m., Eastern Daylight Time, at 2201 Corporate Square Boulevard, Jacksonville, Florida. The purpose of the meeting will be:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2007, by and among ATC, AVX Corporation (‘‘AVX’’) and Admiral Byrd Acquisition Sub, Inc., a wholly owned subsidiary of AVX, pursuant to which AVX will acquire ATC through a merger and ATC will become a wholly-owned subsidiary of AVX;

2.	To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has approved the merger agreement and has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ATC and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. Our board of directors also recommends that you vote FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. We are not aware of any other business to come before the special meeting.

Only stockholders who held shares of record as of the close of business on the record date,                 , 2007, are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy or, in the event that you hold your shares through a bank, brokerage firm or other nominee, your separate voting instructions, as soon as possible. You can vote your shares prior to the special meeting by mail with a proxy card in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not present in person. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

Your vote is very important, regardless of the number of shares of ATC common stock you own.    The approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present in person at the special meeting or represented by proxy and entitled to vote thereon.

If you fail to return your proxy card, your shares of ATC common stock will not be counted for the purposes of determining whether a quorum is present, and your shares will have the same effect as a vote against the approval of the merger agreement. Not returning your proxy will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

You may revoke a proxy at any time prior to its exercise at the special meeting. You may do so by executing and returning by mail a proxy card dated later than the previous one by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York, 11746, Attention: Kathleen M. Kelly, Secretary, before we take the vote at the special meeting.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope.

By Order of the Board of Directors,
Kathleen M. Kelly Secretary

Huntington Station, New York
                , 2007

i

ii

SUMMARY

This summary highlights selected information about the proposed merger contained elsewhere in this proxy statement. This summary may not contain all of the information that is important to you as an ATC stockholder. Accordingly, we encourage you to read carefully this entire proxy statement, including the annexes and the other documents to which we refer you. We have included page references to direct you to a more complete description of the topics contained in this summary.

•	The Merger (page 14)

If the merger is completed, Admiral Byrd Acquisition Sub, Inc., a wholly-owned subsidiary of AVX, will be merged with and into ATC, and ATC will survive the merger and shall continue to exist after the merger as a wholly-owned subsidiary of AVX. As a result of the merger, you will no longer have an ownership interest in ATC and your shares of ATC common stock will be converted into the right to receive merger consideration.

A copy of the merger agreement is attached to this proxy statement as Annex A.

•	Merger Consideration (page 34)

In the merger, you will receive $24.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you hold immediately prior to the merger, unless you do not vote in favor of the merger and you otherwise properly exercise your appraisal rights under Delaware law.

•	Stock Options (page 34)

Upon consummation of the merger, each unexercised option to acquire our common stock will be converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the number of shares of our common stock underlying the option multiplied by the amount, if any, by which $24.75 exceeds the per share option exercise price.

•	Conditions to the Merger (page 40)

The completion of the merger depends on a number of conditions being satisfied, including the adoption of the merger agreement by the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting, as well as receipt of regulatory approvals for the merger.

We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger during the [first][second] quarter of our fiscal year.

•	Termination of the Merger Agreement (page 41)

The merger agreement may be terminated under certain circumstances by ATC or AVX. If either we or AVX terminate the merger agreement under certain circumstances, we will have to pay AVX a termination fee of $5,000,000.

•	Board Recommendations (page 20)

Our board of directors has approved the merger agreement and has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ATC and its stockholders. Accordingly, our board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. We are not aware of any other business to come before the special meeting.

•	Opinion of Our Financial Advisor (page 25)

In connection with the merger, our financial advisor, Thomas Weisel Partners LLC, which we refer to in this proxy statement as TWP, delivered to our board of directors a written opinion, dated June 15, 2007, based upon and subject to the assumptions, limitations and considerations set forth therein, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of ATC common stock. The full text of TWP’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of ATC common stock are urged to read the opinion carefully in its entirety.

TWP has provided its opinion to our board of directors to assist the board in its evaluation of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger agreement or the merger and is not a recommendation to any stockholder as to how to vote or act in connection with the merger agreement or the merger.

•	Interests of ATC Directors and Executive Officers in the Transaction (page 26)

In considering our board’s recommendation of the merger, you should be aware that some of our directors and executive officers may have financial interests in the merger that are different from, or are in addition to, your interests as a stockholder. These interests include real estate interests leased to ATC, rights of executive officers under employment and other agreements with ATC, rights under stock-based benefit programs and awards and rights to continued indemnification and insurance coverage by AVX and the surviving corporation in the merger after the merger for acts or omissions occurring prior to the merger. Our board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby.

•	Material U.S. Federal Income Tax Consequences of the Merger (page 32)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

•	Appraisal Rights (page 29)

Under Section 262 of the Delaware General Corporation Law, which we refer to in this proxy statement as the DGCL, holders of our common stock who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements under the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption and approval of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement. Failure to follow all of the steps required by Section 262 of the DGCL will result in the loss of your appraisal rights. We encourage you to read ‘‘The Merger — Appraisal Rights,’’ beginning on page 34 of this proxy statement and Annex C carefully and in their entirety.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you are a stockholder of American Technical Ceramics Corp., which we also refer to in this proxy statement as ATC. On June 15, 2007, ATC entered into a merger agreement with AVX Corporation, which we refer to in this proxy statement as AVX, and Admiral Byrd Acquisition Sub, Inc., a wholly owned subsidiary of AVX, which we refer to in this proxy statement as Acquisition Sub. The merger agreement provides for the acquisition of ATC by AVX by means of the merger of Acquisition Sub with and into ATC. If the merger is completed, ATC will become a wholly-owned subsidiary of AVX. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, among other things, our stockholders must vote to adopt and approve the merger agreement. We are holding a special meeting of stockholders to obtain this approval.

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place on , 2007, at 10:00 a.m., Eastern Daylight Time, at our offices at 2201 Corporate Square Blvd., Jacksonville, FL, 32216.

Q.	What matters will I be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does the board of directors of ATC recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

•	FOR the proposal to adopt the merger agreement; and

•	FOR the proposal to adjourn or postpone the meeting, if necessary, to solicit additional proxies.

Q.	How many shares need to be represented at the meeting?

A.	The holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting (9,025,103 shares) must be present in person or represented by proxy to constitute a quorum for the transaction of business.

Q.	What vote is required for Proposal 1, to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must approve the related proposal being submitted to stockholders. Each share of our common stock is entitled to one vote.

Mr. Victor Insetta, our president and chief executive officer, and certain trusts for his benefit and the benefit of his family, collectively own 4,405,280 shares of our common stock, representing approximately 46% of our outstanding voting power. Mr. Insetta and these trusts have entered into a voting agreement with AVX and Acquisition Sub pursuant to which they have agreed, subject to certain exceptions, to vote for the adoption of the merger agreement. See ‘‘The Voting Agreement,’’ beginning on page 48 of this proxy statement.

Q.	What vote is required for Proposal 2, to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement?

A.	In order to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement, holders of a majority of the shares of our common stock that are present at the special meeting in person or represented by proxy and entitled to vote on the matter must vote FOR such proposal.

Q.	What happens if a quorum is not present at the special meeting?

A.	If less than a quorum is present in person or represented by proxy at the time for which the special meeting has been called, the stockholders who are present in person or represented by proxy at such meeting may, by majority vote of such shares, adjourn the meeting from time to time without any notice or call other than by announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall attend.

Q.	How are votes counted?

A.	For the proposal relating to the approval of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to approval of the merger agreement, and will count for the purpose of determining whether a quorum is present. Stockholders as of the close of business on the record date holding at least a majority of the issued and outstanding shares of our common stock must vote FOR the adoption of the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has the same effect as a vote AGAINST the approval of the merger agreement.

For the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to adjourn or postpone the special meeting, and will count for the purpose of determining whether a quorum is present. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders representing a majority of the votes of our shares of common stock that are present at the special meeting and entitled to vote on the matter. As a result, if you ABSTAIN, it has the same effect as a vote AGAINST the proposal to adjourn or postpone the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the approval of the merger agreement, FOR adjournment or postponement of the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q.	Who may vote at the special meeting?

A.	Owners of our common stock at the close of business on , 2007, the record date for the special meeting, are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record, and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote at the special meeting will be available at our offices located at 2201 Corporate Square Blvd, Jacksonville, Florida 32216, during ordinary business hours for ten days prior to the special meeting, as well as at the special meeting.

Q.	How many shares can vote?

A.	On the record date for the special meeting, there were 9,025,103 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting.

Q.	If I also have options to purchase ATC common stock, may I vote my option shares?

A.	No. You may vote the shares of ATC common stock underlying your options only if you exercised your options prior to the close of business on , 2007, the record date for the special meeting.

Q.	How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered separately and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q.	How will my proxy vote my shares?

A.	The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR the approval of the merger agreement, FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote.

Q.	If my shares are held in ‘‘street name’’ by my bank, brokerage firm or other nominee, will my broker or nominee automatically vote my shares for me?

A.	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote AGAINST the merger, but will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q.	Can I change my vote?

A.	You may revoke your proxy at any time before it is voted at the special meeting. If you are the holder of record of your shares, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, Attention: Kathleen M. Kelly, Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail; or

•	by attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or on the internet, you may be able to change your vote by submitting a new proxy by telephone or on the internet.

Q.	Can I vote in person at the special meeting?

A.	If you submit a proxy or voting instructions you do not need to vote at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q.	Who can attend the special meeting?

A.	All stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in ‘‘street name’’ (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on , 2007. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q. Should I send in my stock certificates now?

A.	No. Please do not send any stock certificates with your proxy card. After we complete the merger, you will receive written instructions for returning your ATC stock certificates. These instructions will tell you how and where to send your ATC stock certificates in order to receive the merger consideration.

Q.	If I also have options to purchase ATC common stock, should I send in my option agreements now?

A.	No. Please do not send any option agreements with your proxy card. After we complete the merger, you will receive written instructions for returning your option agreements. These instructions will tell you how and where to send your option agreements in order to receive the merger consideration.

Q.	What will I receive in exchange for my shares of ATC common stock?

A.	If we complete the merger, you will have the right to receive $24.75 (less applicable withholding taxes, if any) for every share of our common stock that you own unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

Q.	What will I receive in exchange for my options to purchase shares of ATC common stock?

A.	If we complete the merger, you will receive an amount equal to the amount by which $24.75 exceeds the per share exercise price of your option (less applicable withholding taxes, if any) for every share of common stock issuable upon exercise of your option. No interest will be paid on the merger consideration.

Q.	If the merger is completed, when can I expect to receive the merger consideration for my shares of ATC common stock?

A.	Promptly after completion of the merger, you will receive a letter of transmittal from the exchange agent describing how you may exchange your shares of common stock and your options to purchase common stock for the merger consideration. You should not send your stock certificates or option agreements until you receive these instructions. If you hold your shares in book-entry form (that is, without a stock certificate), unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law, the exchange agent will automatically send you the merger consideration in exchange for the cancellation of your shares of common stock after the consummation of the merger.

Q.	Will the merger be taxable to me?

A.	Generally, yes. For U.S. federal income tax purposes, if you are a U.S. Holder, your surrender of our common stock or options to purchase our common stock for cash in the merger generally will cause you to recognize taxable gain or loss measured by the difference, if any, between the amount of cash you receive and your adjusted tax basis in such shares or shares underlying options, as applicable. If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax (including any withholding tax) on any gain recognized upon your surrender of shares of our common stock or options to purchase our common stock for cash in the merger, unless you have certain connections to the United States. However, we urge you to consult with your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see ‘‘The Merger – Material United States Federal Income Tax Consequences,’’ beginning on page 37.

Q.	Who can help answer my questions about the special meeting or the merger?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our Corporate Secretary, Kathleen M. Kelly, at One Norden Lane, Huntington Station, NY 11746, or by telephone at (631) 622-4700.

CAUTIONARY NOTE REGARDING FORWARD -LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered ‘‘forward-looking’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘should,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘expect,’’ ‘‘estimate,’’ or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. All forward-looking statements are based on present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include:

•	our financial performance through the date of the completion of the merger;

•	the satisfaction of the closing conditions set forth in the merger agreement, including our stockholders’ approval of the merger and regulatory approvals of the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding instituted against us and/or others in connection with the merger;

•	any loss of key customers as a result of the announcement of the proposed merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	business uncertainty and contractual restrictions that may exist during the pendency of the merger;

•	the diversion of management’s attention from ongoing business;

•	any unexpected costs or unexpected liabilities; and

•	additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 under the headings ‘‘Risk Factors’’ and ‘‘Cautionary Statements Regarding Forward-Looking Statements,’’ and in that Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q under the headings ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Quantitative and Qualitative Discussions about Market Risk.’’

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

THE SPECIAL MEETING

This proxy statement is being furnished to ATC stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at 10:00 a.m., Eastern Daylight Time, on                 , 2007, at our offices at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216.

Matters to be Considered

The purpose of the Special Meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, which we refer to in this proxy statement as the merger agreement, by and among ATC, AVX and Acquisition Sub, a wholly-owned subsidiary of AVX, pursuant to which AVX will acquire ATC through a merger and ATC will become a wholly-owned subsidiary of AVX;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Stock Entitled to Vote

We have fixed the close of business on                 , 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 9,025,103 shares of our common stock outstanding.

Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting. If your shares are held by a broker, dealer, bank or other financial institution that serves as your nominee, you are considered the beneficial owner of shares held in ‘‘street name.’’ As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the special meeting. See ‘‘— Voting by Proxy’’ on page 12 and ‘‘— Voting in Person’’ on page 14.

Required Vote for Quorum and Adoption and Approval of the Proposals

A quorum is necessary to hold the special meeting. The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary for the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. An abstention is counted as a share present and entitled to be voted at the special meeting and will have the same effect as a ‘‘no’’ vote on the merger. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. With respect to the merger proposal, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. As a result, a broker non-vote also will have the same effect as a ‘‘no’’ vote on the proposal to adopt the merger agreement. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, will have the same effect as votes against adoption of the merger agreement.

The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. An abstention is counted as a share present and entitled to be voted at the special meeting and will have the same effect as a ‘‘no’’ vote on the proposal to adjourn or postpone the special meeting. Broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn or postpone the special meeting and will have no effect on the vote to adjourn or postpone the special meeting.

Mr. Victor Insetta, our president and chief executive officer, and certain trusts for his benefit and the benefit of his family, collectively own 4,405,280 shares of our common stock, representing approximately 46% of our outstanding voting power. Mr. Insetta and these trusts have entered into a voting agreement with AVX and Acquisition Sub pursuant to which they have agreed, subject to certain exceptions, to vote for the adoption of the merger agreement. See ‘‘The Voting Agreement,’’ beginning on page 49 of this proxy statement.

Voting by Proxy

Each copy of this document mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

The method of voting differs for shares held by a record holder and the shares held in ‘‘street name.’’ Shares held in ‘‘street name’’ are shares held by a broker, dealer, bank or other financial institution that serves as a stockholder’s nominee.

If you are a stockholder of record, you may submit your proxy in either of the following two ways:

•	by completing, dating, signing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

If you hold your shares in ‘‘street name,’’ you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you hold shares in street name, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these methods. Please refer to the voting instructions provided by your bank, brokerage firm or nominee for information.

Stockholders may receive multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held.

Stockholders should not forward any stock certificates with their proxy cards or voting instruction cards. In the event the merger is completed, stock certificates should be delivered in accordance with instructions set forth in a letter of transmittal which will be sent to stockholders by the exchange agent promptly after the effective time of the merger.

Please read the proxy card(s) and voting instruction card(s) carefully. You should execute all of the proxy cards and voting instruction cards received in order to make sure all of your shares are voted.

Grant of Proxy

You are urged to mark the boxes on the proxy card to indicate how to vote your shares. If no instructions are indicated on a properly executed and delivered proxy card, the shares will be voted ‘‘FOR’’ the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, and ‘‘FOR’’ the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. We are not aware of any other matters to be brought before the special meeting. If however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

With respect to the merger proposal, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. Accordingly, if you hold your shares in ‘‘street name’’ and you do not complete a voting instruction card, your shares will not be voted with respect to the merger proposal which is equivalent to a vote against adoption of the merger agreement.

Revocation of Proxy

You may revoke your proxy at any time before the proxy is voted at the special meeting. Simply attending the special meeting will not constitute revocation of a proxy. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to: American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, Attention: Kathleen M. Kelly, Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail; or

•	by attending the special meeting and voting in person by ballot.

If your shares are held in street name by your bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions. If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or on the internet, you may be able to change your vote by telephone or on the internet.

Voting in Person

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in ‘‘street name’’ (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on                 , 2007. If you do not comply with these procedures, you will not be admitted to the special meeting.

Shares Owned by ATC Directors and Executive Officers

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 4,740,164 shares of our common stock, excluding shares issuable upon exercise of outstanding options whether vested or unvested, entitling them to exercise approximately 49.7% of the voting power of our common stock entitled to vote at the special meeting. All of our executive officers and directors intend to vote in favor of the proposal to adopt the merger agreement. If all of them do so, approval of the proposal will be assured. See ‘‘The Voting Agreement’’ beginning on page 49 of this proxy statement for information on a voting agreement entered into by Victor Insetta, our president and chief executive officer, and certain trusts for his benefit and the benefit of his family.

Solicitation of Proxies

We will pay the costs of soliciting proxies for the special meeting. In addition to this mailing, our officers, directors and employees may solicit proxies by telephone, by mail, on the internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding ATC shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

Adjournment or Postponement of the Meeting

The special meeting may be adjourned from time to time, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated by the merger agreement or to approve any other proposal, holders of common stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies. Whether or not a quorum is present, if stockholders are asked to vote on a proposal to adjourn the meeting, the stockholders who are present in person or represented by proxy at such meeting may, by majority vote of such shares, adjourn the meeting without any notice or call other than by announcement at the meeting of the time and place of the adjourned meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our Corporate Secretary, Kathleen M. Kelly, at One Norden Lane, Huntington Station, New York 11746, or by telephone at (631) 622-4700.

THE COMPANIES

American Technical Ceramics Corp.

American Technical Ceramics Corp.
One Norden Lane
Huntington Station, New York 11746
(631) 622-4700

ATC designs, develops, manufactures and markets multilayer capacitors, single layer capacitors, resistive products, inductors, custom thin film products and low temperature co-fired ceramic, or LTCC, products for RF, microwave and millimeter-wave applications. Our products are primarily focused on the wireless communications infrastructure, fiber optic, medical electronics, semiconductor manufacturing equipment, defense, aerospace and satellite communications markets.

AVX Corporation

AVX Corporation
801 17th Avenue, South
Myrtle Beach, South Carolina 29578
(843) 448-9411

AVX engages in the manufacture and supply of passive electronic components and related products worldwide. The Company has five main product groups: Ceramic, Tantalum, Advanced, Connectors and Kyocera Electronic Devices. AVX had net sales of $1.4985 billion in its fiscal year ended March 31, 2007 and its common stock is listed on the New York Stock Exchange under the symbol ‘‘AVX.’’

Admiral Byrd Acquisition Sub, Inc.

Admiral Byrd Acquisition Sub, Inc.
c/o AVX Corporation
801 17th Avenue, South
Myrtle Beach, South Carolina 29578
(843) 448-9411

Acquisition Sub is a newly organized Delaware corporation and a wholly-owned subsidiary of AVX. It was formed solely for the purpose of effecting the merger and has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Acquisition Sub will cease to exist and ATC will continue as the surviving corporation and a wholly-owned subsidiary of AVX.

PROPOSAL NO. 1

THE MERGER

Background

As part of its ongoing evaluation of our business and strategic direction, our board of directors and members of the senior management have evaluated from time to time our strategic alternatives and prospects for continued operations as an independent company.

In April 2006, the president of one of our competitors, referred to in this proxy statement as Company X, contacted Victor Insetta, our president and chief executive officer, expressing Company X’s interest in exploring a possible joint venture involving our low temperature co-fired ceramic products. Company X is not affiliated with AVX.

During the spring of 2006, Mr. Insetta and Stuart Litt, one of our directors, had a meeting with the president of Company X and a representative of Company X’s investment banking firm about a possible joint venture. During the course of this preliminary meeting, the president of Company X inquired as to whether we would be interested in merging. Mr. Insetta communicated to the president of Company X that our board of directors was not currently considering a merger or similar transaction and that a response to the inquiry would be premature.

On May 2, 2006, Mr. Insetta and Mr. Litt reported on the meeting with Company X to our board of directors. Our board discussed the potential benefits and risks of such a business combination with Company X, or with any other party, and our near-term prospects. Mr. Insetta who, at the time, held a majority of our outstanding common stock, was asked whether he would be interested in exploring a possible merger or other business combination. Mr. Insetta responded that he might be interested depending on the price and other terms of the transaction. Mr. Insetta also added that he was optimistic about our near-term prospects and, accordingly, any such transaction would have to be on terms that he, in his capacity as a stockholder, considered favorable. After further discussion, our board determined to engage an investment banking firm to develop an understanding of the market and the various alternatives available to ATC. A committee of our board, comprised of Messrs. Litt and Volpe, was appointed and directed, in consultation with our legal counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., which we refer to in this proxy statement as Mintz Levin, to interview a select group of investment banking firms with knowledge of ATC’s industry and to make a recommendation to our full board as to whom it should consider retaining.

During June and July of 2006, Messrs. Litt and Volpe, together with members of management and representatives of Mintz Levin, met with and interviewed several investment banks. During their meetings, they obtained a better understanding of the various strategic alternatives available to ATC and reported their findings to our board. After further discussion, our board determined to have our management conduct an internal review of our operations before further consideration of a sale or similar transaction.

On September 6, 2006, our board discussed and approved the implementation of certain changes proposed by management to improve profitability, including cost reductions. At this meeting, the board determined that we should permit these changes and certain product initiatives to be implemented and have effect before further considering a sale or similar transaction.

In late fall 2006, the board determined to renew our efforts to engage an investment banking firm to advise us with respect to strategic alternatives. Subsequently, Mr. Insetta was again approached by representatives of Company X concerning the possibility of a transaction involving ATC and Company X. Mr. Insetta advised the representatives that we would not pursue discussions until after we had engaged an investment banking firm. Meanwhile, Messrs. Litt and Volpe, as a committee of our board previously charged with recommending an investment banking firm to our full board, together with Mintz Levin and members of management, discussed several possible candidates. After interviewing four investment banking firms, two candidates were invited back for a second round of meetings. Based on the candidates’ respective experience and group dynamic, the committee recommended to our board that we retain Thomas Weisel Partners LLC, which we refer to in this proxy statement as TWP, to advise us in connection with a potential business combination. Our board accepted the committee’s recommendation and, after negotiations concerning the terms of their engagement, on December 4, 2006, we entered into a formal agreement with TWP to act as our financial advisor in connection with a business combination.

Once engaged, members of the TWP team visited our facilities in Huntington Station, New York and Jacksonville, Florida and met with management as part of its diligence effort. On January 23, 2007, our board met with representatives of TWP to discuss the process of a potential sale transaction. At this meeting, Mintz Levin discussed our board’s responsibilities and fiduciary duties with regard to a potential sale transaction. TWP presented a list of potential acquirers of ATC and expressed their initial belief that the value provided by our new products, synergies and other factors would lead strategic purchasers to ascribe a higher value to ATC than would financial buyers. Further, TWP noted that Mr. Insetta’s intention not to continue as president and chief executive officer and the historical cyclicality of our business might make us a less attractive opportunity for financial buyers. TWP initially recommended an auction targeted to highly probable strategic purchasers (based on, among other things, business strategies, existing product lines, historic acquisition activity and ability to consummate a transaction) as a means of initiating the sale process. Also at this meeting, our board determined that, in light of his substantial stock ownership and intention not to remain in an active and remunerative role with ATC following the sale, Mr. Insetta’s interests were aligned with our other stockholders. However, our board also recognized that there were certain circumstances where conflicts of interest between Mr. Insetta, other members of management and our other stockholders could potentially arise, and it was therefore determined that Messrs. Bacharach and Volpe would serve as an independent committee to evaluate and advise our full board of any circumstances that potentially could give rise to such conflicts of interest.

On February 12, 2007, our board held a telephonic meeting with representatives from TWP to discuss TWP’s preliminary valuation analysis and the various methodologies used in reaching a valuation range that could potentially be achieved in a sale process. During a detailed discussion, management expressed its opinion that the projections were too conservative based on recent sales and bookings for certain products. After further discussion, it was determined that the representatives of TWP and management would discuss the projections further and, if appropriate, the projections and TWP’s valuation analysis would be revised.

On February 15, 2007, our board held another telephonic meeting to discuss valuation. Representatives from TWP summarized the changes to the projections as a result of the meetings with management and the addition of certain comparable transactions in the semiconductor and RF microwave industries, and their resultant effect on TWP’s valuation analyses of ATC. After a lengthy discussion, our board agreed that these analyses supported a valuation range that was acceptable and formally authorized TWP to proceed with the sale process.

Thereafter, representatives from TWP contacted, on a confidential basis, 16 potential strategic purchasers in the first phase of the sales process to solicit interest in a possible acquisition of us. Only one of the parties contacted declined to receive further information and the remaining 15 parties were sent a document generally describing the opportunity and a form of confidentiality agreement. Of these 15 parties, seven did not sign the confidentiality agreement. Eight of the 15 parties expressed continued interest and, after signing confidentiality agreements, were sent a copy of a confidential offering memorandum prepared by TWP based, in part, on materials supplied by our senior management.

On March 7, 2007, the independent committee of our board met with representatives of TWP and Mintz Levin to receive an update on the status of the process. It was determined at this meeting that future meetings called primarily to provide updates on the status of the sale process should involve our entire board and not just members of the independent committee.

On March 16, 2007 and March 22, 2007, our board met with representatives of TWP and Mintz Levin to receive updates on the status of the sale process, including, among other things, the number of, and the nature of all discussions with, potential purchasers and the level of interest among these parties. Further, at the March 22, 2007 meeting, our board raised the possibility of expanding the sales process to include certain financial buyers with recognized interest in our industry. As noted above, TWP representatives initially thought financial buyers would not be attracted to this opportunity and therefore initially recommended a limited auction targeted to strategic purchasers. However, after a full discussion, our board requested that TWP expand the process to approach a select group of financial buyers. TWP described each of the financial buyers it anticipated contacting and, after further discussion, TWP was authorized to contact those financial buyers whom they believed would most likely have genuine interest in a possible acquisition of ATC.

On March 29, 2007, the board held a telephonic meeting with representatives from TWP and Mintz Levin. TWP reported that seven of the eight potential strategic purchasers who signed non-disclosure agreements and received the confidential offering memorandum submitted preliminary indications of value. The board carefully reviewed each of the proposals with the representatives of TWP and Mintz Levin, focusing on the level of review of each prospective purchaser and the terms of each proposal (including the amount and nature of the consideration to be paid, sources of financing and any conditions or contingencies to closing). After discussion and consultation with representatives from TWP and Mintz Levin, and in consideration of the terms and range of valuations proposed in the initial indications of interest, our board decided to invite three of the seven strategic purchasers to participate in the second phase of the process and to inform three other strategic purchasers that they must improve their proposed valuation in order to participate in the next round. One strategic purchaser was not invited to continue to participate. TWP also reported that, immediately following the March 22, 2007 board meeting, its representatives had contacted five financial buyers, four of whom expressed interest in receiving the confidential offering memorandum and had signed confidentiality agreements. These financial buyers were required to submit their initial indications of valuation by the close of business on April 12, 2007.

On April 5, 2007, our board held a telephonic meeting with representatives from TWP and Mintz Levin. TWP reported on its conversations with each strategic purchaser based on the instructions it had received at the previous board meeting. Based on changes to certain strategic purchasers’ proposed valuations as a result of these conversations, the representatives of TWP recommended that five of the strategic purchasers be invited to the next round of the sales process, along with any of the financial purchaser prospects who would submit competitive proposals. Our board authorized TWP to invite these five strategic purchasers to participate in the sales process.

During March and early April, TWP representatives visited our facilities in Jacksonville, Florida and Huntington Station, New York and worked with our management team to prepare management’s presentation to prospective purchasers.

On April 10, 2007, at the offices of Mintz Levin, TWP and our management staged a ‘‘dry run’’ of management’s presentation to prospective purchasers. Members of our board and the independent committee were present and offered their thoughts on the presentation. The members of the independent committee stated that they did not hear anything in any of the presentations that gave them any concern in their capacity as members of the independent committee of the board charged with monitoring potential conflicts of interest.

On April 12, 2007, our board of directors held a telephonic meeting with representatives from TWP and Mintz Levin. TWP advised the board of the schedule of the management presentations and tours of our facilities to be given to certain prospective purchasers. TWP then shared conversations it had had with the four prospective financial purchasers who received the confidential offering memorandum. One was not interested in the opportunity, one had not yet responded, one offered no valuation but indicated that one would be forthcoming and one expressed verbally a valuation range that was not competitive with the ranges proposed by the strategic purchasers.

On April 17, 2007, our board held a telephonic meeting to discuss the status of the sale process. TWP representatives reported that of the five financial purchasers who were initially contacted, only two had submitted proposals. Each of these valuations was below the lowest range submitted by the prospective strategic purchasers who had been invited to participate in the next round. The TWP representatives stated that they had advised the two financial buyers of this information and had encouraged them to increase their valuation, but both had declined to do so. It was noted that the proposals received from financial buyers were consistent with TWP’s initial belief that ATC presented a more attractive opportunity to a strategic buyer than to a financial buyer. After further consideration, our board decided not to invite either financial buyer to participate in the next round and advised TWP to instruct them accordingly.

On April 20, 2007, our board held a telephonic meeting with representatives of TWP and Mintz Levin to discuss the two management presentations that had taken place earlier in the week. TWP reported on, among other things, the number and positions of the representatives of each strategic purchaser, each strategic purchaser’s general and specific interests and concerns and the proposed strategies for dealing with each strategic purchaser going forward. Representatives from Mintz Levin advised our board that a draft of a form of merger agreement would be circulated for their review and if they had any questions or comments, they should contact Mintz Levin. A draft form of merger agreement was circulated to our board later that same day.

On May 1, 2007, our board held a meeting at which TWP reported on the three additional management presentations taking place and summarized the discussions that the strategic purchasers were having with management. Further, TWP reported on the level of activity exhibited by each of the potential acquirers in the virtual data room established for due diligence purposes. TWP then presented a proposed form of bid process letter that would be sent to potential acquirers inviting each of them to submit bid proposals by May 30, 2007. Mintz Levin summarized the provisions of the form merger agreement that would be made available to the potential purchasers and responded to questions from our board members about the agreement. Our board then discussed the timing of the remaining steps of the sale process.

On May 29, 2007, our board held a telephonic meeting with representatives of TWP and Mintz Levin. TWP updated the board on the status of potential acquirers’ due diligence reviews and reported that one purchaser had dropped out of the process due to its perception that it would be unable to compete on price. Of the remaining four purchasers, all had engaged legal counsel and three had engaged investment banking firms.

On May 30, 2007 and May 31, 2007, we received four written bid proposals, each including comments to the proposed form of merger agreement. Copies of the proposals and merger agreements were circulated to our board of directors. On May 31, 2007, TWP contacted representatives of one of the purchasers and advised them that their bid was below the bids submitted by the other participants and that they would therefore likely not be invited to continue in the process. On June 3, 2007, TWP received a call from that strategic purchaser submitting an improved bid, but one still below the other participants.

On June 2, 2007, written presentations prepared by each of TWP and Mintz Levin summarizing and comparing key elements of the four bid proposals were circulated to our board of directors. On June 4, 2007, our board of directors held a meeting to review the most recent proposals submitted by the four prospective purchasers. Representatives of TWP summarized the financial terms submitted by the three purchasers submitting the highest bids. Representatives from Mintz Levin described the contractual terms proposed by the bidders. TWP and Mintz Levin responded to a number of questions from our board members. TWP then summarized its views on valuation based upon our current information, including our third quarter financial results, the most recent market conditions and the various methodologies that TWP employed in deriving a range of values. The preliminary view of TWP was that these three purchasers had each submitted a bid within the range of fair values that had been discussed with and presented to the board throughout the process. After full discussion, the board authorized and directed TWP, Mintz Levin and management to invite the purchasers with the three highest bids to continue in the process. Timing, process and strategy were then discussed. To promote certainty, it was agreed that no proposal would be accepted until each potential bidder had completed its due diligence review of all business, operational, financial and legal matters. On advice from representatives of TWP, it was further agreed that a single revised draft merger agreement, incorporating only those changes proposed by each bidder that were acceptable to ATC, TWP and

Mintz Levin, should be presented to the three bidders invited to continue in the process. On June 7, 2007, a single revised draft form of merger agreement was circulated to each of these remaining bidders on that basis.

As instructed by TWP, on June 13, 2007, each of the remaining three bidders submitted its revised offer along with comments to the revised merger agreement. These materials were circulated to our board of directors. On June 14, 2007, our board of directors held a telephonic meeting with representatives from TWP and Mintz Levin. TWP and Mintz Levin led discussions regarding the three proposals from a financial perspective and legal perspective, respectively. The proposals were considered in light of each other and as compared to the proposals discussed at the prior board meeting. In particular, matters relating to certainty of closure were examined. During the board meeting, representatives from one of the bidders contacted TWP to increase its bid. As a result, all three bidders were offering the same price per share. Following a full discussion, TWP was authorized to advise all three bidders that they were each offering the same price per share and to suggest how each should otherwise improve its bid to be selected as the winning bidder. In addition, Mintz Levin was authorized to prepare revised drafts of the merger agreement in response to each bidder’s comments addressing items that remained of concern to our board and to respond to inquiries from the bidders’ respective legal counsel.

The following morning, on June 15, 2007, our board telephonically convened with representatives of TWP and Mintz Levin also participating. TWP reported that each of the three bidders had improved their proposals by deleting comments to the form of merger agreement and removing contingencies to closing that were of concern to our board and our legal counsel. Two of the three bidders had also increased their offered price per share. After thorough consideration, our board instructed TWP to advise the lowest price bidder that it was no longer competitive from a financial perspective and to seek to improve the proposals of the other two bidders. TWP contacted each of the bidders on that basis and our board reconvened telephonically later that evening. TWP reported that the lowest bidder was unwilling to increase its bid. A second bidder did not increase its offer price, although it indicated that it might be willing to increase its bid slightly if it was told that it would be the winning bidder if it did so. TWP reported that during its discussions with this bidder’s representatives, it had become clear that, at the more recent, higher pricing level, the bidder did not yet have available a portion of the funding needed to consummate the proposed transaction. TWP also reported that AVX had again increased its offer price, that it was the highest bidder, and that it had also accepted all changes to the merger agreement most recently proposed by Mintz Levin (but would not give assurance that its offer would not be rescinded if not accepted by our board during this meeting). TWP then presented to our board its opinion, as of that date and based upon and subject to the assumptions, limitations and considerations set forth therein, that the price offered by AVX was fair to our stockholders from a financial point of view and Mintz Levin reviewed with our board its fiduciary duties as well as the most recent changes which had been made to the merger agreement with AVX. Timing of the execution of the merger agreement and process were also discussed and TWP and Mintz Levin concurred that, if approved by our board, the merger agreement with AVX could be executed as early as that same evening. After lengthy deliberation, all of our board members participating in the meeting unanimously approved the merger agreement with AVX and the merger. The merger agreement was executed by ATC, AVX and Acquisition Sub later that evening.

Reasons for the Merger

In reaching its decision to approve the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, our board of directors considered a number of factors, including the following material factors:

•	our board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, earnings and prospects of ATC (as well as the risks involved in achieving those prospects);

•	the recognition that Mr. Insetta, the beneficial owner of approximately 46% of our common stock had expressed his interest in selling his shares on favorable terms;

•	the risks and benefits of remaining independent, including those risks described below;

•	the possible alternatives to the sale of ATC, including continuing to operate ATC independently, and the risks associated with such alternatives, each of which our board of directors determined not to pursue, in light of its belief and the belief of our senior management that the merger would maximize stockholder value and would be more favorable to the stockholders than other alternatives that are reasonably available to ATC and its stockholders;

•	the fact that we, with the assistance of representatives from TWP and Mintz Levin, conducted a wide-ranging process to solicit indications of interest for a business combination involving our company and that this bid process afforded us a market check that revealed, among other things, that no party indicated a willingness to bid at a per share price as high or higher than the final per share price proposed by AVX (see ‘‘— Background’’ beginning on page 17);

•	the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $24.75 is a price higher than any market price achieved by our common stock since August 25, 2000, and represents a premium of 53% over $16.18 per share, which was the closing price of our common stock on June 15, 2007 (the last full trading day before the announcement of the merger agreement);

•	the fact that the merger consideration consists solely of cash and is not subject to any financing condition, providing our stockholders with immediate liquidity and certainty of value;

•	the presentation of TWP, including its opinion to the effect that, as of June 15, 2007, and based upon and subject to the assumptions, limitations and considerations set forth in such opinion, the $24.75 per share cash merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section ‘‘— Opinion of Our Financial Advisor’’ beginning on page 24;

•	the review by our board of directors with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, which our board concluded were on the whole reasonable, customary and advantageous to our stockholders;

•	the ability of our board, pursuant to the terms of the merger agreement, to evaluate any alternative acquisition proposal that may arise between the date of the merger agreement and the date of the special meeting, and in certain circumstances to terminate the merger agreement and accept a superior acquisition proposal (subject to a termination fee) consistent with our board’s fiduciary obligations;

•	the likelihood that the merger will be completed, including the reasonableness of the conditions to the merger and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained; and

•	the availability of appraisal rights under Delaware law.

Our board of directors also considered the following potentially adverse factors concerning the merger, but determined that they were outweighed by the expected benefits of the merger:

•	the fact that we will no longer exist as an independent, publicly-traded company;

•	the interests of our executive officers and directors in the merger (see ‘‘— Interests of Our Directors and Officers in the Merger,’’ beginning on page 30);

•	the fact that the all-cash merger consideration will not allow our stockholders to participate in any future growth of our business, and will generally be taxable to our stockholders upon completion of the merger;

•	the restrictions on the conduct of our business prior to completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations or AVX’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals, which could result in the failure of the merger to be consummated;

•	the fact that ATC may have to pay AVX a termination fee of $5,000,000, which termination fee AVX (and competing bidders) required as a condition of entering into the merger agreement, and which represents approximately 2% of the aggregate equity value of the transaction, if the merger agreement is terminated under certain circumstances (although the board was of the view that such termination fee was reasonable in the context of termination fees payable in similar transactions and in light of the overall terms of the merger agreement, and that the termination fee should therefore not preclude another party from making a competing proposal);

•	the inclusion in the merger agreement of a closing condition that holders of no more than 10% of the outstanding shares of our common stock exercise appraisal rights in connection with Section 262 of the DGCL;

•	the risks and costs to ATC if the merger does not close, including the diversion of management and employee attention, the effect on relationships with customers, suppliers and employees; and

•	the risk that AVX may terminate the merger agreement in certain circumstances, including if there is a material adverse effect on our business or if we do not perform our obligations under the merger agreement in all material respects.

The foregoing discussion addresses the material information and factors considered by our board of directors in its consideration of the merger. In view of the variety of factors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Recommendation of Our Board of Directors

After careful consideration, our board of directors:

•	has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interest of ATC and its stockholders;

•	has approved the merger agreement and the transactions contemplated thereby (including the merger); and

•	recommends that our stockholders vote ‘‘FOR’’ the approval of the merger agreement.

The Board also recommends that you vote ‘‘FOR’’ the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Opinion of Our Financial Advisor

In December 2006, at the request and on behalf of our board of directors, we engaged TWP, an investment banking firm, to act as our exclusive financial advisor in connection with the possible sale of ATC. On June 15, 2007, TWP delivered to our board of directors its oral and written opinion that, as of that date, and based upon and subject to the assumptions, limitations and considerations set forth therein, the consideration to be received by our stockholders pursuant to the merger was fair to our stockholders from a financial point of view.

We did not impose any limitations on TWP with respect to the investigations made or procedures followed in rendering its opinion. In selecting TWP, our board of directors considered, among other things, the fact that TWP is a reputable investment banking firm with substantial experience advising companies in the technology sector as well as substantial experience providing strategic advisory services in general. TWP, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; valuations; and general corporate advisory services.

We have attached the full text of the written opinion that TWP delivered to our board of directors as Annex B to this Proxy Statement. Stockholders are urged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by TWP in rendering its opinion. The following is a summary of TWP’s opinion and the methodology used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

TWP has directed its opinion to our board of directors. The opinion does not constitute a recommendation to stockholders as to how stockholders should vote with respect to the merger agreement. The opinion addresses only the fairness of the consideration to be received by our stockholders from a financial point of view. It does not address the relative merits of the transaction or any alternatives to the transaction. Further, it does not address our underlying decision to proceed with or effect the transaction.

In connection with its opinion, TWP, among other things:

•	reviewed certain publicly available financial and other data with respect to ATC, including our consolidated financial statements for recent years and interim periods to May 31, 2007 and certain other relevant financial and operating data relating to ATC made available to TWP from published sources and from our internal records;

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, our common stock;

•	compared ATC from a financial point of view with certain other companies in the electronic component industry that TWP deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the electronic component industry that TWP deemed to be comparable, in whole or in part, to the merger;

•	reviewed and discussed with representatives of our management certain information of a business and financial nature regarding ATC, which we had furnished to TWP, including our financial forecasts and related assumptions;

•	made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with our legal counsel; and

•	performed such other analyses and examinations as TWP deemed appropriate.

In connection with its review, TWP did not assume any obligation to independently verify the foregoing information and relied on it being accurate and complete in all material respects. TWP also made the following assumptions, in each case with our consent:

•	with respect to our financial forecasts provided to TWP by our management, upon the advice of such management and with the consent of our board of directors, TWP assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to our future financial performance, and that such forecasts provided a reasonable basis upon which TWP could form its opinion;

•	that there have been no material changes in our assets, financial condition, results of operations, business or prospects since the respective dates of our last financial statements made available to TWP; and

•	that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, in each case, as amended, and the rules and regulations promulgated thereunder, and all other applicable federal and state statutes, rules and regulations.

TWP relied on advice of our legal counsel as to all legal matters with respect to us, the merger and the merger agreement. In addition, TWP did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of our assets or liabilities (contingent or otherwise).

The opinion of TWP was based on economic, monetary, market and other conditions as in effect on, and the information made available to TWP as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, TWP did not assume any obligation to update, revise or reaffirm its opinion.

TWP further assumed with the consent of our board of directors that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendments thereto, and without waiver by us of any of the conditions to our obligations thereunder.

The following represents a brief summary of the material financial analyses performed by TWP in connection with providing its opinion to our board of directors. Some of the summaries of financial analyses performed by TWP include information presented in tabular format. In order to fully understand the financial analyses performed by TWP, stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by TWP.

Selected Comparable Public Companies Analysis.    Based on public and other available information, TWP calculated our implied enterprise value (which TWP defined as market capitalization plus total debt less cash, cash equivalents and marketable securities), our implied equity value and our implied per share value based on multiples of latest twelve months (LTM), estimated calendar year 2007 (CY2007E) and estimated calendar year 2008 (CY2008E) revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) and LTM, CY2007E and CY2008E price to earnings (P/E) ratios, which multiples were implied by the estimated enterprise values, revenue, EBITDA and P/E ratios of the four companies listed below in the electronic component industry. CY2007E and CY2008E information for ATC was based on projections provided by our management. Some of the metrics, including net income and EBITDA, were adjusted for certain non-recurring items. Projections for the other selected companies were based on TWP’s research and other publicly available investment banking research. TWP believes that the companies listed below have operations similar to some of our operations, but noted that none of these companies has the same management, composition, size or combination of businesses as us:

•	Anaren, Inc.

•	AVX Corporation

•	KEMET Corporation

•	Vishay Intertechnology, Inc.

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value/ LTM Revenue	Enterprise Value/ CY2007E Revenue	Enterprise Value/ CY2008E Revenue	Enterprise Value/ LTM EBITDA	Enterprise Value/ CY2007E EBITDA	Enterprise Value/ CY2008E EBITDA	LTM P/E	CY2007E P/E	CY2008E P/E
High	1.9x	1.9x	1.6x	9.0x	8.9x	8.2x	19.8x	18.7x	17.4x
Third Quartile	1.5x	1.5x	1.4x	9.0x	8.9x	8.1x	19.8x	17.0x	14.6x
Mean	1.4x	1.4x	1.2x	8.6x	8.3x	7.2x	18.1x	16.7x	14.1x
Median	1.4x	1.3x	1.2x	8.9x	8.8x	7.6x	18.6x	16.2x	13.5x
First Quartile	1.3x	1.2x	1.1x	8.5x	8.1x	6.7x	17.0x	16.0x	13.0x
Low	1.0x	1.0x	0.9x	7.4x	6.6x	5.7x	15.7x	15.6x	12.2x
Proposed Transaction	2.5x	2.2x	1.9x	11.1x	9.9x	8.1x	23.1x	20.7x	16.2x

While the selected comparable public company analysis compared us to selected public companies in the electronic component industry, TWP did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

TWP noted that the enterprise value of the consideration to be received by our stockholders in connection with the transaction implied multiples of 2.5x LTM Revenue, 2.2x CY2007E Revenue, 1.9x CY2008E Revenue, 11.1x LTM EBITDA, 9.9x CY2007E EBITDA, 8.1x CY2008E EBITDA, 23.1x LTM P/E, 20.7x CY2007E P/E and 16.2x CY2008E P/E.

Selected Comparable Transactions Analysis.    Based on public and other available information, TWP calculated our implied enterprise value, our implied equity value and our implied per share value based on multiples of LTM and estimated next twelve months (NTM) revenue and EBITDA, which multiples were implied in the sixteen comparable acquisitions of companies listed below in the electronic component industry that had been announced since November 11, 2002. Estimated NTM information for ATC was based on projections of our management.

Date Announced	Acquirer	Target
6/5/07	KKR & Co.	Yageo Corporation(1)
3/23/07	Technitrol, Inc.	Bel Fuse Inc.
2/19/07	KEMET Corporation	Evox Rifa Group Oyj
11/1/06	Vishay Intertechnology, Inc.	PCS Business of International Rectifier Corporation
6/30/06	Molex Inc.	Woodhead Industries Inc.
12/12/05	KEMET Corporation	Tantalum Capacitor Business of EPCOS AG
11/2/05	Microsemi Corporation	Advanced Power Technology, Inc.
10/10/05	Amphenol Corporation	Connection Systems division of Teradyne, Inc.
9/19/05	Bain Capital LLC	FCI SA
9/15/05	Ametek Inc.	HCC Industries
3/3/05	Vishay Intertechnology, Inc.	Siliconix, Inc.
5/18/04	Teledyne Technologies, Inc.	Reynolds Industries Inc.
6/30/03	Aeroflex Incorporated	MCE Technologies, Inc.
4/16/03	Crane Company	Signal Technology Corp.
12/24/02	AXA Private Equity	Souriau
11/11/02	Vishay Intertechnology, Inc.	BCcomponents Holdings BV

(1)	Note: TWP estimated the implied enterprise and equity value of 100% of Yageo Corporation based on a $230 million minority investment via convertible note by KKR & Co.

The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed transaction:

	Enterprise Value/LTM Revenue	Enterprise Value/NTM Revenue	Enterprise Value/LTM EBITDA	Enterprise Value/NTM EBITDA
High	2.7x	2.4x	14.5x	12.3x
Third Quartile	1.5x	1.8x	11.5x	10.7x
Mean	1.3x	1.6x	10.5x	9.8x
Median	1.2x	1.4x	9.6x	9.3x
First Quartile	1.0x	1.3x	8.7x	8.6x
Low	0.5x	1.0x	8.1x	8.2x
Proposed Transaction	2.5x	2.1x	11.1x	9.3x

No company or transaction used in the comparable public company or comparable transactions analyses is identical to us or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which we and the merger are being compared.

TWP noted that the enterprise value of the consideration to be received by our stockholders in connection with the transaction implied multiples of 2.5x LTM Revenue, 2.1x NTM Revenue, 11.1x LTM EBITDA and 9.3x NTM EBITDA.

Discounted Cash Flow Analysis.    TWP used our financial cash flow forecasts for fiscal years ending June 2008 through June 2012, as estimated by our management, to perform a discounted cash flow analysis. In conducting this analysis, TWP assumed that we would perform in accordance with these forecasts. TWP first estimated the terminal value of the projected cash flows by applying multiples to our fiscal year ending June 2012 estimated EBITDA, which multiples ranged from 7.0x to 9.0x. TWP then discounted the cash flows projected through fiscal year ending June 2012 and the terminal value to present values using discount rates ranging from 16.5% to 18.5%. This analysis indicated a range of enterprise values, which were then reduced by our net debt to calculate a range of equity values. These equity values were then divided by fully diluted shares outstanding to calculate implied equity values per share ranging from $20.81 to $25.64. TWP noted that the value of cash consideration to be received by our stockholders was $24.75.

Premiums Paid Analysis.    TWP reviewed the consideration offered in 73 acquisition transactions with a purchase price of between $75 million and $300 million involving public technology companies and 100% cash consideration announced since January 1, 2003. TWP calculated the premiums paid in these transactions over the applicable average stock price of the acquired company (i.e., the amount by which the price that the acquiror paid for the target shares exceeded the average closing market price of such shares) one day, one week and one month prior to the announcement of the acquisition offer, and calculated the enterprise value, equity value and per share value implied by such premiums. The following table summarizes the results of this analysis:

	Premium Over Average Target Stock Price as of the Following Periods Prior to Announcement
	One Day	One Week	One Month
Third Quartile	35.1%	34.2%	41.5%
Mean	29.3%	30.4%	33.4%
Median	21.3%	22.3%	26.6%
First Quartile	12.2%	13.3%	16.3%
Proposed Transaction	51.2%	54.0%	60.4%

TWP noted that the premiums over the average target stock price implied by the transaction were 51.2%, 54.0% and 60.4% for the one day, one week and one month periods, respectively, prior to the date of the TWP opinion.

The foregoing description is only a summary of the analyses and examinations that TWP deemed material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by TWP. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. TWP believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, TWP may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of TWP with respect to the actual value of ATC.

In performing its analyses, TWP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by TWP are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by TWP with respect to the fairness of the consideration to be received by our stockholders pursuant to the merger from a financial point of view, and were provided to us in connection with the delivery of the TWP opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, TWP’s opinion and presentation were among the many factors that we took into consideration in making our determination to approve, and to recommend that our stockholders adopt, the merger agreement.

Under the terms of TWP’s engagement letter dated December 4, 2006, we agreed to pay TWP a $350,000 fee for rendering a fairness opinion, which fee was paid upon delivery of the TWP opinion. We also agreed to pay TWP for its financial advisory services a fee of $100,000 which was paid upon execution of the engagement letter, and a success fee based upon the consideration payable in the transaction, which success fee is contingent upon consummation of the merger. Based on the number of shares of our common stock outstanding as of July 10, 2007 and the Company’s unaudited balance sheet as of May 31, 2007, the success fee payable to TWP by us would be equal to approximately $5.8 million less the $450,000 of fees already paid. Our board of directors was aware of the fee arrangement and took it into account in considering the TWP opinion and in approving the merger. Further, we agreed to reimburse TWP for its reasonable out-of-pocket expenses and to indemnify TWP, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, TWP may actively trade in our common stock and the debt or equity securities of AVX for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Effects on ATC if the Merger is Not Completed

If the merger agreement is not approved and adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be traded on the American Stock Exchange (or the AMEX). In addition, if the merger is not completed, we expect that management will operate the business in a manner that is similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are subject, including, among other things, the nature of our industry on which our business largely depends, and general economic and market conditions. Further, we will have incurred substantial legal, investment banking, accounting and other expenses (currently estimated to be as much as $2,500,000) pursuing the merger, and, under certain circumstances, we may have to pay AVX a $5,000,000 termination fee, all of which would have a substantial adverse effect on our financial performance during the fiscal periods in which such costs were incurred. Accordingly, if the merger is not completed, we cannot predict the effect of these risks and opportunities on the future value of your shares. If the merger agreement is not approved and adopted by our stockholders or if the merger is not completed for any other reason, we cannot assure you that any other transaction that is acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

Interest of Our Directors and Officers in the Merger

Some of our directors and executive officers may continue in the employ of the Company following the merger and/or may have interests in the merger that are different from, or in addition to, the interests of the stockholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Related Party Leases

We presently lease certain real property from entities controlled by our president, chief executive officer and principal stockholder, Victor Insetta. In the case of each such lease, we have periodically obtained appraisal letters indicating that the fixed rentals in effect did not exceed fair market rentals in the area.

We, through our wholly-owned subsidiary, American Technical Ceramics (Florida), Inc., which we refer to in this proxy statement as ATC-Florida, lease an administrative office, manufacturing and research and development complex located in Jacksonville, Florida from V.P.I. Properties Associates, a partnership controlled by Mr. Insetta, under a capital lease. At June 30, 2007, this complex had an aggregate cost of $[5,104,000] and a net book value of $[1,587,000]. The lease is for a period of 30 years, was capitalized using an interest rate of 10.5% and expires on September 30, 2010. The lease currently provides for base rent of approximately $780,000 per annum (approximately $65,000 per month). The fixed rental is adjusted upward (but not downward) annually based upon the increase, if any, in the Consumer Price Index for all Urban Consumers for the last reported month available on August 1st of each year during the lease compared to such index for the same month in the previous calendar year. In no event may the monthly payments in respect of fixed rent under the lease be less than the monthly payments of principal and interest due and payable by V.P.I. Properties Associates in connection with the financing for this complex. ATC-Florida is also obligated to pay all expenses arising in connection with this real estate, including all real estate taxes, assessments, insurance, utilities and repairs. The lease also provides for increases to the base rent in connection with any new construction at the Jacksonville Facility. Under the lease, upon any new construction being placed into use, the base rental is subject to increase to the fair market rental of the Jacksonville Facility, including the new construction.

We, through ATC-Florida, have the right at the end of the lease term to purchase the Jacksonville Facility at its fair market value and have a right of first offer to purchase the Jacksonville Facility if VPI elects to sell it in the interim.

In the fiscal year ended June 30, 2007, the aggregate rental paid by ATC-Florida under this lease was $[828,334]. In addition, ATC-Florida incurred expenses of $[337,866] for real estate taxes, $[617,105] for utilities and $[811,904] for leasehold improvements.

We also lease from Stepar Leasing LLC, a limited liability company owned by Mr. Insetta which we refer to in this proxy statement as Stepar Leasing, the land and building at 15 Stepar Place, Huntington Station, New York. Under this lease, we currently pay annual base rent of $446,000. Effective September 1, 2007 the base rental will be $                    , subject to annual increases based upon increases in the consumer price index. The lease was recently extended and currently expires on August 31, 2012, subject to three five-year renewal options.

We are also responsible for payment of all real estate taxes and all utilities and repairs relating to the property. During the fiscal year ended June 30, 2007, the total amount of rent we paid for this facility was $[438,434]. In addition, we incurred expenses of $[77,914] for real estate taxes, $[384,269]

for utilities and $[9,410] for leasehold improvements. We have the option to purchase the New York property at any time during the lease at its fair market value and a right of first offer if Stepar Leasing elects to sell it in the interim.

Severance Agreements

We have entered into severance agreements with Kathleen Kelly, our vice president – administration, Andrew Perz, our vice president – finance, and Harrison Tarver, our vice president – quality control. Under the terms of each of Ms. Kelly’s, Mr. Perz’s and Mr. Tarver’s severance agreements, he or she is entitled to receive the following severance or other benefits upon our termination of his or her employment without cause or resignation by him or her for good reason (as defined below):

•	payment of his or her base salary at the then current rate (currently $137,224 for Mr. Perz, $157,514 for Ms. Kelly and $141,341 for Mr. Tarver) for the number of months equal to the sum of the number of years the employee has been an officer of ATC, plus three (up to a maximum of 15 months);

•	continuation of medical insurance of the nature and in the amount of the coverage provided at the time of termination to the employee and the employee’s family for the same severance period the employee receives base salary; and

•	the opportunity to exercise all vested stock options until the earlier of the end of the severance period and the date as of which the option exercise period would have expired but for termination of the employee’s employment.

For purposes of the severance agreements, ‘‘cause’’ means: the employee’s conviction of a felony or other crime of moral turpitude; the employee’s commission of any act or omission to take any action in bad faith to the material detriment of ATC; or the willful and continued failure to perform duties consistent with his or her position. For purposes of the severance agreements, ‘‘good reason’’ means, after a change in control (including in connection with the merger) of ATC: a material adverse change in the employee’s status or responsibilities; a material reduction in the employee’s aggregate compensation; the failure to provide any benefits due to the employee; or a geographic relocation without the employee’s consent.

In addition, the employment agreements of Richard Monsorno, our senior vice president – technology, David Ott, our senior vice president – New York operations, and Judah Wolf, our senior vice president – thin film products, contain severance provisions, which are described below.

Under the terms of Mr. Monsorno’s employment agreement, if he is terminated prior to the expiration of his employment agreement without cause (as defined in said agreement), for no reason at all, due to physical or mental incapacity or disability or death, or if he should resign, with or without reason, then (a) we shall pay to Mr. Monsorno his base salary at the rate provided in the employment agreement for a period of 15 months from the date upon which termination takes effect, (b) we shall continue to provide Mr. Monsorno and his family with medical insurance coverage of the nature and in the amount of the coverage provided at the time of termination for a period equal to the greater of 18 months and the remainder of the employment term had the employment not been terminated, and (c) Mr. Monsorno shall be entitled to exercise all stock options which have vested on or prior to the date of termination for a period of one year after such termination.

Under the terms of Mr. Ott’s employment agreement, if he is terminated prior to the expiration of his employment agreement without cause (as defined in said agreement) or for no reason at all, we shall continue to pay Mr. Ott his base salary for one year from the date the termination takes effect.

Under the terms of Mr. Wolf’s employment agreement, if the agreement is terminated without cause (as defined in the agreement), or for no reason, (a) we shall continue to pay Mr. Wolf his base salary until the earlier of (i) Mr. Wolf’s death, and (ii) the date the term of the agreement was next scheduled to expire, and (b) Mr. Wolf shall be entitled to exercise all of his stock options that have vested on or prior to the date of termination for a period of one year after such termination.

Stock Options

At the effective time of the merger, each unexercised option to purchase shares of our common stock (whether vested or unvested), will be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of our common stock issuable upon full exercise of the option, multiplied by (b) the excess, if any, of $24.75 over the per share exercise price of the option.

The following table sets forth the value of options held by our executive officers and directors:

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Approximate Consideration(1)
Directors
Victor Insetta	0	0	$0	$0
Dov Bacharach	25,000	8,750	$8.49	$406,550
Stuart Litt	25,000	8,750	$8.49	$406,550
Chester Spence	25,000	8,750	$8.49	$406,550
Thomas Volpe	25,000	8,750	$8.49	$406,550
Executive Officers
Robert Grossbach	12,000	10,000	$11.97	$153.75
William Johnson	40,000	30,000	$13.22	$461,200
Kathleen Kelly	0	0	$0	$0
Richard Monsorno	40,000	0	$15.75	$360,000
David Ott	37,200	0	$3.17	$802,624
Andrew Perz	44,000	0	$9.85	$655,400
Harrison Tarver	29,000	0	$10.35	$417,500
Judah Wolf	20,000	0	$6.44	$366,250

(1)	Illustrates the approximate consideration to be received pursuant to the merger agreement in connection with the cancellation of outstanding stock options. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $24.75 (the per share amount of merger consideration) and the weighted average price of all such options.

Transaction Bonus Agreements

In November 2006, in recognition of the additional responsibilities each of them would have in connection with the proposed sale of the company, the compensation committee of our board approved transaction bonuses for Ms. Kathleen M. Kelly, our vice president – administration, and Mr. Andrew Perz, our vice president – finance, in an amount to be determined by the compensation committee upon the consummation of the merger, but at least equal to his or her respective base salaries. If a transaction is not consummated, the compensation committee has discretion to determine whether a bonus is in order. On May 21, 2007, we entered into transaction bonus agreements with Ms. Kelly and Mr. Perz memorializing these terms.

In consideration of the additional requirements on their time and their efforts on behalf of ATC and our stockholders in connection with the merger agreement and the merger, our board of directors has determined to pay each of our non-employee directors a cash fee of $25,000 inclusive of the $15,000 annual retainer each is entitled to receive in respect of fiscal year 2008.

Indemnification and Insurance

AVX and the surviving corporation have agreed to indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring while such persons are officers and directors.

Additionally, AVX will provide directors’ and officers’ liability insurance for our current or former officers or directors with respect to any actions or omissions by such directors of officers occurring prior to the effective time (see ‘‘— Insurance and Indemnification,’’ beginning on page 45.) Further, we may obtain and fully pay for a ‘‘tail’’ directors’ and officers’ liability insurance policy covering those individuals who are covered by our existing directors’ and officers’ liability insurance policy with a claims period of at least six years following the effective time.

Appraisal Rights

Under the DGCL, if you do not wish to accept the merger consideration of $24.75 per share for your shares of our common stock as provided in the merger agreement, you have the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the shares of our common stock held by you, provided that you comply with the provisions of DGCL Section 262.

Holders of record of our common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures will be entitled to exercise appraisal rights under DGCL Section 262. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that must be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the ‘‘fair value’’ of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock of appraisal rights in connection with the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to ATC before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its shares of our common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective date of the merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of our common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the shares are held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to shares held for one or more beneficial owners while not exercising appraisal rights with respect to shares held for other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares of our common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, Attention: Kathleen M. Kelly, Corporate Secretary.

If we complete the merger, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any former ATC stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. None of AVX, ATC or the surviving corporation is under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation or AVX will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of ATC stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former ATC stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former ATC stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former ATC stockholders who have demanded appraisal of their shares of our common stock and with whom agreements as to value have not been reached. After notice to such former ATC stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former ATC stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former ATC stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former ATC stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former ATC stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their ‘‘fair value,’’ exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. ATC stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL. In determining ‘‘fair value,’’ the Delaware Court of Chancery is required to take into account all relevant factors.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former ATC stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former ATC stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

Any holder of our common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its shares of our common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal as provided in Section 262 of the DGCL, that stockholder’s shares will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). An ATC stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to ATC or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the ATC stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Material United States Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the merger to holders of our common stock whose shares are converted into cash in the merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of shares of our common stock. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules (for example, persons who are not citizens or residents of the United States, insurance companies, dealers or brokers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, holders who perfect their appraisal rights under Delaware law or holders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation), nor does it address the U.S. federal income tax consequences to persons who do not hold the shares of our common stock as ‘‘capital assets’’ within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment).

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For U.S. federal income tax purposes, a holder who receives cash in exchange for shares of our common stock pursuant to the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of shares of our common stock (that is, shares of our common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of our common stock exceeds one year at the time of the consummation of the merger. Certain limitations apply to the use of capital losses.

A holder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) that exchanges shares of our common stock for cash pursuant to the merger may be subject to backup withholding at a rate of 28% unless the holder provides the holder’s taxpayer identification number (TIN), and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service. Each holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following completion of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund generally can be obtained by the holder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to in this proxy statement as the HSR Act, the merger may not be completed until the expiration or early termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to in this proxy statement as the Antitrust Division) and the Federal Trade Commission (which we refer to in this proxy statement as the FTC) by ATC and AVX, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with the consent of ATC and AVX. ATC and AVX filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 11, 2007, and the waiting period under the HSR Act will expire on August 10, 2007, without the imposition by the FTC or the Antitrust Division of any conditions to or restrictions on the consummation of the merger.

The parties also derive revenues in a number of other international and domestic jurisdictions where merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing where merger control filings or approvals may be required or desirable, and we have made or will make filings in such jurisdictions.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of ATC or AVX or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that ATC and AVX will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the terms of the merger agreement, AVX is not obligated to consent to any condition that seeks to prohibit or limit the ownership or operation by us or AVX of a material portion of our or their business or assets as a result of the merger, seeks to impose limitations on the ability of AVX to acquire, hold or exercise full rights of ownership of any common stock, seeks to prohibit AVX from effectively controlling in any material respect the business or operations of AVX, ATC or any affiliates, or otherwise would be expected to have a material adverse effect on ATC.

THE MERGER AGREEMENT

The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read the merger agreement in its entirety.

Structure of the Merger

The merger agreement provides that Acquisition Sub, a wholly-owned subsidiary of AVX, will merge with and into ATC. ATC will thereafter continue to exist as a wholly-owned subsidiary of AVX. ATC is sometimes referred to herein as the surviving corporation. As a result of the merger, all of our and Acquisition Sub’s assets, properties, rights, privileges, immunities, powers and franchises will become those of the surviving corporation and all of our and Acquisition Sub’s debts, liabilities and duties will become those of the surviving corporation.

Effective Time

The closing date for the merger will be the third business day following the day on which all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed upon by the parties. We currently expect to complete the merger during the [third] [fourth] quarter of calendar year 2007. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See ‘‘Conditions to the Merger’’ below.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and AVX specify in the certificate of merger.

Directors and Officers

The merger agreement provides that the directors and officers of Acquisition Sub immediately prior to the effective time will be the directors and officers of the surviving corporation following the merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us, AVX or Acquisition Sub or any of our respective wholly-owned subsidiaries, which will be cancelled, or by holders properly perfecting appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $24.75 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger, each unexercised option (whether vested or unvested) to purchase ATC common stock will be converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the number of shares of our common stock underlying the option multiplied by the amount, if any, by which $24.75 exceeds the option exercise price.

Payment Procedures

AVX and ATC have designated American Stock Transfer and Trust Company to act as exchange agent. At the closing of the merger, AVX will deposit with the exchange agent the aggregate amount of the merger consideration due to our stockholders.

As soon as reasonably practicable after the effective time of the merger, and in any event within three business days, the exchange agent will send to each stockholder and optionholder a letter of transmittal providing instructions for surrendering stock certificates evidencing shares of our common stock and option agreements evidencing options. You will, upon surrender of a certificate or option agreement together with a properly completed letter of transmittal, be entitled to receive the per share merger consideration for each share of common stock represented by that certificate or agreement. In the case of options, the merger consideration you receive will be net of the option exercise price. The merger consideration you receive will not include interest and will be reduced by the amount of any applicable withholding taxes.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES OR OPTION AGREEMENTS TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES OR OPTION AGREEMENTS WITH THE ENCLOSED PROXY CARD.

The transmittal instructions provided by the exchange agent will tell you what to do if you have lost your stock certificate or option agreement, or if it has been stolen or destroyed. In summary, you will be required to submit an affidavit identifying such certificate or option agreement as lost, stolen or destroyed; and may be required to provide an indemnity reasonably acceptable to the surviving corporation to indemnify it against any claim that may be made with respect to such stock certificate or option agreement.

Any portion of the merger consideration deposited with the exchange agent that remains undistributed to our stockholders and optionholders for 18 months after the effective time of the merger will be delivered to AVX. Stockholders and optionholders who have not surrendered their stock certificates prior to the delivery of such funds to AVX may only look to AVX for the payment of merger consideration after this time.

Representations and Warranties

We have made various representations and warranties in the merger agreement to AVX and Acquisition Sub, including representations and warranties relating to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	our capitalization;

•	the governmental consents and filings that are required to complete the merger;

•	absence of conflicts with, or violations of, organizational documents and applicable laws and the absence of breaches or defaults of any material contracts;

•	the reports, proxy statements and financial statements we have filed with the Securities and Exchange Commission, or the SEC, and the accuracy of the information in those documents;

•	our internal controls over financial reporting and reporting procedures;

•	our compliance with applicable laws and license requirements;

•	actions by our board of directors and stockholders relating to the merger;

•	real property;

•	environmental matters;

•	our financial statements and the absence of certain undisclosed liabilities;

•	the absence of certain changes or events since March 31, 2007;

•	litigation;

•	certain employment and labor matters;

•	employee benefit plans;

•	tax matters;

•	our material contracts;

•	transactions with interested parties;

•	insurance policies;

•	certain business practices;

•	intellectual property;

•	except for fees paid to TWP, the absence of any broker’s fees;

•	our receipt of a fairness opinion from TWP; and

•	our computer systems.

Certain of our representations and warranties are qualified by a material adverse effect standard. A material adverse effect, for purposes of our representations and warranties, means a material adverse effect on our and our subsidiaries’ business, assets, properties, results of operations or financial condition, taken as a whole, or ability to consummate the merger. However, a material adverse effect does not include any (i) effect resulting from the public announcement of the merger agreement, our compliance with the merger agreement or the consummation of the merger, (ii) effect resulting from a change in United States or foreign economies or financial markets generally, (iii) change that generally affects any industries in which we operate that does not disproportionately affect us, (iv) effect of any action taken by AVX, without our participation or consent, with respect to the transactions contemplated by the merger agreement, (v) effect resulting from an act of war or terrorism, (vi) effect resulting from changes in United States generally accepted accounting principles, or GAAP, or in any other statute, rule or regulation unrelated to the merger, (vii) effect resulting from a failure to meet our estimates of revenues or earnings, or (viii) effect resulting from a decline in our stock price.

In addition, AVX and Acquisition Sub have jointly and severally made representations and warranties to ATC regarding, among other things:

•	their organization, good standing and qualification to do business;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	the capitalization of Acquisition Sub;

•	the absence of certain litigation;

•	the governmental consents and filings that are required to complete the merger;

•	the absence of conflicts with, or violations of, organizational documents and applicable laws and the absence of breaches or defaults of any material contracts;

•	their financial capability to complete the merger;

•	their access to our information;

•	their lack of ownership of our common stock; and

•	except for fees paid to UBS AG, the absence of any broker’s fees.

The representations and warranties of each of the parties will expire upon completion of the merger or termination of the merger agreement.

Covenants

Conduct of Our Business

From the date of the merger agreement until completion of the merger, we and our subsidiaries have agreed to operate our businesses only in the ordinary course and to use our reasonable best efforts to preserve intact our business organizations and assets, keep available the services of our present officers, employees, consultants and independent contractors, maintain in effect our contracts and preserve the present relationships with suppliers, customers, licensees and other persons with which we or our subsidiaries have business relations.

In addition, we have agreed that, subject to certain exceptions, we will not do the following without the prior written consent of AVX:

•	amend or otherwise change our certificate of incorporation or by-laws or the certificate of incorporation, by-laws or any other organizational document of any of our subsidiaries;

•	issue, sell, transfer, pledge, dispose of or encumber any of the shares of our stock or the stock of any of our subsidiaries, except for the issuance of shares of common stock pursuant to the exercise of outstanding options;

•	sell, transfer, pledge, dispose of or encumber any of our assets, other than in the ordinary course of business;

•	declare, set aside or pay any dividend or other distribution in respect of any of our capital stock or other equity interests;

•	split, combine, reclassify, repurchase, redeem or otherwise acquire any of our capital stock or other securities;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

•	form any subsidiary or acquire any equity or other interest in any other entity or person;

•	sell, transfer, lease, license, mortgage, pledge, dispose of, encumber or grant any interest in our intellectual property;

•	incur any indebtedness, issue any debt securities or assume, guaranty or endorse the obligations of another person;

•	make any loans or financial commitments, other than to our subsidiaries;

•	hire or terminate any key employee, consultant or contractor, except terminations in the ordinary course of business, or increase the compensation payable to, or benefits provided to, directors, officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of our employees who are not directors or officers not to exceed 6%;

•	grant any severance or termination payments to or enter bonus or incentive arrangements with any director, officer or employee or establish or amend any employee benefit plan;

•	change any accounting policies or procedures;

•	accelerate the collection of or discount any account receivable, delay the payment of accounts payable or defer expenses other than in the ordinary course of business;

•	create, incur, suffer to exist or assume any lien, other than certain permitted liens;

•	amend, modify or terminate any material contract;

•	enter into any contract involving aggregate payments or a value in excess of $100,000, other than in the ordinary course of business;

•	settle any tax liability;

•	pay, settle or commence litigation or waive or assign any material rights or claims;

•	with respect to taxes, change any election, annual accounting period, method of accounting or file any amended return; or

•	authorize, recommend, propose or agree to do any of the foregoing.

Filings and Notifications

ATC and AVX have agreed to cooperate with each other and use their reasonable best efforts to take all actions reasonably necessary to complete the merger, including preparing and filing all necessary regulatory filings and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations that must be obtained from any third party or governmental authority to complete the merger. In particular, ATC and AVX have agreed:

•	to make the filings required under the HSR Act with the FTC, the Department of Justice and any other governmental authority necessary, which notifications were filed or made on or before July 3, 2007;

•	to use reasonable best efforts to resolve any objections asserted by any governmental authority under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, or any other laws or orders designed to prohibit monopolization;

•	to use reasonable best efforts to obtain all other approvals from governmental authorities and make all other necessary registrations and filings under applicable law required in connection with the authorization, execution and delivery of the merger agreement and related documents; and

•	to obtain approvals from any third parties necessary to complete the merger.

No Solicitation of Other Proposals

Subject to the exceptions set forth below, we have agreed that, during the term of the merger agreement, we will not (and will cause each of our subsidiaries not to), nor will any of our officers, directors, employees, representatives or agents, directly or indirectly:

•	initiate, solicit, participate in any discussions or negotiations regarding, provide any non-public information with respect to, or intentionally encourage or seek any inquiries or communications relating to the making of an acquisition proposal;

•	enter into any letter of intent, memorandum, agreement in principle or other agreement constituting or relating to an acquisition proposal; or

•	grant a release or waiver to a third party of any standstill or confidentiality provisions of any agreement to which we are a party.

For the purposes of the merger agreement, an ‘‘acquisition proposal’’ means any contract, proposal, offer, inquiry or other indication of interest relating to any of the following:

•	a merger, consolidation, share exchange, take-over bid, recapitalization, dissolution, liquidation or other indirect or direct business combination involving us or any of our subsidiaries;

•	the issuance or the acquisition of securities of ATC or a subsidiary or any tender or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the shares of ATC or a subsidiary;

•	the acquisition of any business or group of assets that generates 20% or more of our and our subsidiaries’ consolidated net income or net revenues or that constitutes 20% or more of our and our subsidiaries’ assets; or

•	any other transaction which could impede or materially delay the transactions contemplated by the merger agreement.

We may furnish information to, or enter into discussions or negotiations with, any third party in connection with an unsolicited bona fide proposal relating to an acquisition proposal, if, and only if, prior to taking such action:

•	our board determines in good faith that such action is required for our board to comply with its fiduciary duties to our stockholders; and

•	we execute a confidentiality agreement with the third party on terms that are comparable and no less restrictive than the confidentiality agreement with AVX.

If our board of directors receives an acquisition proposal which it determines in its good faith (after consultation with its financial advisors and legal counsel) is superior to the merger agreement with AVX, taking into account the person making the acquisition proposal and the likelihood and timing of consummation, our board of directors may:

•	withdraw or modify its recommendation to approve the merger agreement;

•	approve or recommend the superior proposal;

•	enter into an agreement with respect to such superior proposal; or

•	terminate the merger agreement;

provided, however, that prior to taking any of these actions, we must (i) give written notice to AVX at least three days prior to such action, setting forth the material terms and conditions of the superior proposal; (ii) allow AVX, within this three day period, to propose an improved transaction; and (iii) AVX shall not have, within such three day period, proposed an improved transaction to our board which our board determines, in good faith, after consultation with our outside legal and financial advisors, to be at least as favorable to our stockholders as the superior proposal. If we terminate the merger agreement with AVX in connection with a superior proposal or if AVX terminates the merger agreement because our board of directors has approved or recommended a superior proposal or withdrawn or modified its recommendation to approve the AVX merger agreement in a manner which is adverse to AVX, then we will be required to pay AVX a $5,000,000 termination fee.

Insurance and Indemnification

The merger agreement provides that AVX and the surviving corporation will each indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring while such persons were officers and directors to at least the same extent as provided in the Certificate of Incorporation and By-laws of the surviving corporation. AVX and the surviving corporation have each agreed not to amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons.

For a period of six years from the effective time of the merger, AVX will provide directors’ and officers’ liability insurance for our current or former officers or directors with respect to any actions or omissions by such directors of officers occurring prior to the effective time on terms no less favorable than those that we currently have in place, but is not obligated to pay annual premiums in excess of 200% of the annual premiums we currently pay for directors’ and officers’ liability insurance. Further, we may obtain and fully pay for a ‘‘tail’’ directors’ and officers’ liability insurance policy covering those individuals who at the time of the execution of the merger agreement are covered by our existing directors’ and officers’ liability insurance policy with a claims period of at least six years following the effective time.

Employee Benefits

Following the completion of the merger, the surviving corporation shall employ or retain each of the employees that are employees of ATC or any of our subsidiaries as of the time of the merger, on substantially the same terms and conditions as such employees were employed prior to the merger. AVX has agreed to either maintain the current company benefit plans or cover each employee under benefit plans provided to similarly situated employees of AVX, provided that the plans are at least as favorable to such employees as the ATC plans. AVX has also agreed to cause any new benefit plans in which our employees are eligible to participate to take into account, for eligibility and vesting purposes, our employees’ services with ATC prior to the merger as though such service was with AVX. AVX will also use its reasonable best efforts to credit any employees for any co-payments or deductibles paid under ATC plans prior to the employees’ participation in AVX plans and waive all pre-existing condition exclusions and limitations applicable to such employees under the AVX plans. However, these provisions are not intended to create any employment contract or other agreement with any person or to amend any ATC or AVX benefit plan.

Other Covenants

The merger agreement contains additional agreements between ATC and AVX relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to the proxy statement);

•	the special meeting of stockholders of ATC and the recommendation of our board of directors;

•	AVX’s access to our properties, books, contracts, records and other information between the date of the merger agreement and closing;

•	notification to ATC or AVX of any event, condition, fact or other item of which the other party becomes aware between the date of the merger agreement and closing that would constitute a material breach of the merger agreement;

•	coordination of press releases and other public announcements or filings related to the merger;

•	updates to the disclosure schedules to the merger agreement for post-signing events.

Conditions to the Merger

The obligations of ATC, Acquisition Sub and AVX to complete the merger are subject to the satisfaction of the following conditions:

•	expiration or termination of all waiting periods under the HSR Act or other applicable antitrust laws;

•	receipt of all approvals of, or declarations and filings with, any necessary governmental authority; and

•	approval of the merger by a majority of holders of our outstanding common stock.

In addition, the obligations of AVX and Acquisition Sub to complete the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties that we made in the merger agreement that are qualified as to materiality being true and correct, and each of the representations and warranties that are not so qualified being true and correct in all material respects, each as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties made as of a specified date), in each case, after taking into account any disclosure we make prior to closing with respect to post-signing events;

•	our performance, in all material respects, of the obligations, agreements and covenants required under the merger agreement to be performed by us prior to the closing;

•	the receipt of a certificate signed on behalf of ATC by our president or chief executive officer certifying that all of the above conditions have been met;

•	the receipt of all third party consents that are necessary for the consummation of the merger;

•	the delivery of good standing certificates for us and each of our subsidiaries;

•	except as specified by AVX, the resignation of each member of the boards of directors and each officer of ATC and each subsidiary;

•	the receipt of a certificate signed by a senior executive officer of ATC certifying the resolutions authorizing the merger agreement and the merger, the signatures of each officer of ATC executing the merger agreement and copies of ATC’s and each subsidiary’s certificate of incorporation and by-laws or other organizational documents;

•	the execution of an exchange agreement among ATC, AVX and the exchange agent;

•	there being no law, temporary restraining order, injunction, order, action or other legal restraint that prevents or seeks to prevent the merger;

•	there being not more than 10% of the outstanding common stock dissenting from the vote to approve the merger; and

•	us having no uncured material adverse effect.

In addition, our obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties that AVX and Acquisition Sub made in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing (except for representations and warranties made as of a specified date);

•	AVX’s and Acquisition Sub’s performance, in all material respects, of the obligations, agreements and covenants required under the merger agreement to be performed by them prior to the closing;

•	our receipt of a certificate signed on behalf of AVX by its president or chief executive officer certifying that certain conditions have been met;

•	the receipt of all third party consents that are necessary for the consummation of the merger;

•	the execution of an exchange agreement among ATC, AVX and the exchange agent; and

•	there being no law, temporary restraining order, injunction, order, action or other legal restraint that prevents or seeks to prevent the merger.

Termination

The merger agreement may be terminated by written notice of the terminating party at any time prior to the effective time of the merger, even after our stockholders have approved the merger, under the following circumstances:

•	by mutual written consent of all parties;

by either party if:

•	the merger has not been completed by February 28, 2008 (or March 29, 2008 if the merger has not been completed solely due to (i) the non-receipt of any approval from a governmental authority, or (ii) the non-receipt of stockholder approval), which date we refer to in this proxy statement as the outside date; or

•	any order permanently restraining, enjoining or prohibiting the merger has become final and non-appealable;

by AVX if:

•	neither AVX nor Acquisition Sub is in material breach of any of its obligations and we have breached any of our representations or warranties or failed to perform in any material respect any covenants or agreements in the merger agreement, which breach or failure to perform is either incapable of being cured or is not cured by the later of the outside date and the date that is 10 days after AVX notifies us of such breach; or

•	our board of directors withdraws or modifies its recommendation to approve the merger in a manner adverse to AVX;

by us if:

•	we are not in material breach of our obligations and AVX or Acquisition Sub is in material breach of any representations or warranties or failed to perform in any material respect any covenants or agreements, which breach or failure to perform is incapable of being cured or is not cured by the later of the outside date and the date that is 10 days after we notify them of such breach; or

•	we receive a superior proposal, give AVX the necessary written notice, and AVX has not, within three business days, proposed an improved transaction to our board of directors which our board determines in good faith (after consultation with our financial advisors and legal counsel) to be at least as favorable to our stockholders as a superior proposal.

Termination Fees

We will have to pay AVX a termination fee of $5,000,000 if the merger agreement is terminated:

•	by us, because we have received a superior proposal and, after giving AVX the necessary written notice, AVX has not, within three business days, proposed an improved transaction to our board of directors which our board has determined in good faith (after consultation with our financial advisors and legal counsel) to be at least as favorable to stockholders as the superior proposal;

•	by AVX because our board of directors withdraws or modifies its recommendation to approve the merger in a manner adverse to AVX; or

•	by either party, because the merger agreement has not been consummated on or before the outside date and within six months of such termination, we enter into an agreement with a third party with respect to an acquisition proposal.

Expenses

The merger agreement provides that each party shall pay its own transaction expenses, whether or not the merger is consummated. All expenses incurred by us and our subsidiaries through the closing date shall be paid on the closing date. All sales and transfer taxes, antitrust filing fees and fees of the exchange agent shall be paid by AVX.

Amendment and Waiver

The merger agreement may be amended only by a written agreement signed by authorized representatives of AVX, Acquisition Sub and ATC.

At any time prior to the effective time of the merger, any party may, by written instrument, extend the time for the performance of any obligations or other acts required by the other party, waive any inaccuracies in the representations and warranties of the other party and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENT

The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read the voting agreement in its entirety.

The 4,405,280 shares owned by Mr. Insetta and certain grantor retained annuity trusts for his benefit and the benefit of members of his family are subject to a Voting Agreement, dated June 15, 2007, among Mr. Insetta, such grantor retained annuity trusts, AVX and Acquisition Sub entered into in connection with the merger agreement pursuant to which Mr. Insetta and the grantor retained annuity trusts have agreed (i) to vote all of such shares (x) in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger, (y) against any competing acquisition proposal, and (z) against certain other actions, including any action or agreement that would reasonably by expected to result in any condition to the consummation of the merger not being fulfilled; (ii) not to transfer any shares of common stock beneficially owned by them (other than for estate planning or similar purposes) or otherwise restrict their ability to exercise all voting rights with respect to such shares; and (iii) not to (x) solicit, initiate, encourage or take any other actions to facilitate a competing proposal, (y) enter into any agreement, arrangement or understanding with respect to a competing proposal or which requires or is intended to, or which could reasonably be expected to result in the abandonment, termination or failure to consummate the merger, or (z) participate in negotiations or discussions concerning, or furnish any information to any third party with respect to, a competing acquisition proposal. Such obligations terminate upon the earliest to occur of (A) the termination of the merger agreement, (B) the written consent of the parties to the voting agreement, (C) the effective time of the merger, and (D) the withdrawal or modification by our board of directors of its recommendation to vote in favor of the adoption of the merger agreement.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting of the stockholders, either (i) there are not sufficient shares of our common stock present, in person or represented by proxy, to constitute a quorum, or (ii) there are not sufficient votes in favor of adoption of the merger agreement, we intend, in accordance with the DGCL and our amended and restated bylaws, to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies to achieve a quorum and adopt the merger agreement. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not the proposal regarding the adoption of the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place, if necessary, for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could, whether or not a quorum is present, adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Any such adjournment may be made by majority vote of the shares present in person or represented by proxy at the special meeting, provided an announcement is made at the special meeting of the time, date and place of the adjourned meeting.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

As of July 10, 2007, our executive officers and directors beneficially owned an aggregate of 5,002,364 shares of common stock, including shares issuable upon exercise of outstanding options which are vested or will vest within 60 days and excluding any shares underlying any options that will vest by reason of the merger.

The following table sets forth, as of July 10, 2007, certain information with respect to the ownership of our common stock by (i) each of our directors, (ii) each of our executive officers, (iii) all persons who are known by us to be the beneficial owners of more than 5% of the outstanding shares of common stock, and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Victor Insetta C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	4,405,280(2)	46.2%
Joseph Colandrea 911 South Ocean Boulevard Boca Raton, Florida	210,400(3)	2.2%
Richard Monsorno C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	153,160(4)	1.6%
Judah Wolf C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	125,000(5)	1.3%
Kathleen M. Kelly C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	69,174(6)	*
Andrew R. Perz C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	46,000(7)	*
David Ott C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	44,200(8)	*
Harrison Tarver C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	40,500(9)	*
Chester E. Spence 269 Windsor Place Brooklyn, New York	29,000(10)	*
Stuart P. Litt C/O Northport Systems, Inc. 215 Scudder Avenue Northport, New York	22,600(11)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Thomas J. Volpe C/O Babcock & Brown LP 1 Dag Hammarskjold Plaza 885 Second Avenue, New York, New York	22,000(12)	*
Dov S. Bacharach C/O GEI Industries, Inc. 560 Sylvan Avenue Englewood Cliffs, New Jersey	20,500(13)	*
William Johnson C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	22,000(14)	*
Robert Grossbach C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	2,950(15)	*
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY	464,800(16)	5.2%
All executive officers and directors as a group (14 persons)	5,002,364(17)	51.1%

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Shares of our common stock that a person has the right to acquire within 60 days of July 10, 2007, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person. All shares are beneficially owned, and the sole voting and investment power over such shares is held, by the persons named, except to the extent described in the following footnotes. None of the shares owned by any of our officers or directors are currently subject to a pledge.
(2)	Includes 387,459 shares held in grantor retained annuity trusts. Does not include (a) 210,400 shares owned by Mr. Colandrea which are subject to a restated shareholders’ agreement, dated April 15, 1985, among the Company and Messrs. Insetta and Colandrea, which is referred to in this proxy statement as the restated shareholders’ agreement, (b) 4,500 shares owned by Mr. Insetta’s wife, as to which Mr. Insetta disclaims beneficial ownership, and (c) shares subject to voting and transfer agreements entered into in connection with options granted under a stock option plan which has expired. Pursuant to the restated shareholders’ agreement, Messrs. Insetta and Colandrea have agreed that, so long as they own shares of our common stock, they will vote their shares for the election of either three designees of Mr. Insetta (if Mr. Insetta elects not to be a director) or of Mr. Insetta and two of his designees, and for the election of Mr. Colandrea (if Mr. Colandrea elects to be a director) to the board of directors of ATC. Mr. Colandrea has waived his right to be designated as a director indefinitely until written notice is served to the contrary at least 90 days prior to the next scheduled annual meeting of stockholders. The restated shareholders’ agreement will terminate upon the death of Mr. Insetta or at such time as Mr. Insetta does not own at least 10% of the outstanding shares of our common stock. The restated shareholders’ agreement also provides for certain rights of first refusal and registration rights. The voting and transfer agreements referred to above contain provisions requiring the holders of shares purchased upon the exercise of options granted under said plan to vote such shares for the election as directors of ATC of certain persons (currently Victor Insetta). We have not regularly enforced these provisions. See ‘‘The Voting Agreement’’ on page 49 for information concerning an agreement entered into by Mr. Insetta and the grantor retained annuity trusts requiring them, subject to certain exceptions, to vote in favor of the adoption of the merger agreement.
(3)	Does not include 4,405,280 shares owned by Mr. Insetta and certain grantor retained annuity trusts of which Mr. Insetta is the grantor which are subject to the restated shareholders’ agreement. See Note (2) above. By virtue of such agreement, Mr. Colandrea may be deemed to beneficially own the shares owned by Mr. Insetta, although Mr. Colandrea does not control the voting of such shares with respect to the merger agreement.
(4)	Includes 40,000 shares which Mr. Monsorno may acquire pursuant to options which are presently exercisable and 1,800 shares held in trust by Mr. Monsorno for the benefit of his children.
(5)	Includes 20,000 shares which Mr. Wolf may acquire pursuant to options which are presently exercisable.
(6)	Includes 4,174 shares which Ms. Kelly owns jointly with her husband.
(7)	Includes 2,000 shares which Mr. Perz owns jointly with his wife and 44,000 shares which Mr. Perz may acquire pursuant to options which are presently exercisable.
(8)	Includes 37,200 shares which Mr. Ott may acquire pursuant to options which are presently exercisable.
(9)	Includes 29,000 shares which Mr. Tarver may acquire pursuant to options which are presently exercisable.
(10)	Includes 11,500 shares owned jointly by Mr. Spence and his wife and 17,500 shares which Mr. Spence may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(11)	Includes 17,500 shares which Mr. Litt may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(12)	Includes 2,500 shares owned by Mr. Volpe’s wife and 17,500 shares which Mr. Volpe may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(13)	Includes 17,500 shares which Mr. Bacharach may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(14)	Includes 20,000 shares which Mr. Johnson may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 20,000 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(15)	Includes 2,000 shares which Mr. Grossbach may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 10,000 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.

(16)	Based on a Schedule 13G filed on January 17, 2007 by Royce & Associates, LLC. The Schedule 13G discloses that, as of December 31, 2006, Royce & Associates, LLC had sole voting and sole dispositive power as to 464,800 shares.
(17)	Includes (i) 262,200 shares which may be acquired pursuant to options which are presently exercisable or which vest within 60 days, (ii) 387,459 shares held in grantor retained annuity trusts established by an officer/director (see Note (2) above), (iii) 1,800 shares held in trust by an officer for the benefit of his children (see Note (4) above), (iv) 4,174 shares owned by an officer jointly with her husband (see Note (6) above), (v) 2,000 shares which an officer owns jointly with his wife (see Note (7) above), (vi) 11,500 shares owned by a director jointly with his wife (see Note (10) above), and (vii) 2,500 shares owned by the wife of a director (see Note (12) above). See also Note (2) above with respect to certain shares which are not included. Does not include 60,000 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the American Stock Exchange, or AMEX, under the symbol ‘‘AMK.’’ The following table sets forth the high and low sales prices per share of our common stock on the AMEX for the periods indicated.

	Fiscal Year 2007		Fiscal Year 2006		Fiscal Year 2005
Quarter Ended:	High	Low	High	Low	High	Low
September 30	$14.45	$10.25	$13.86	$9.89	$9.30	$6.53
December 31	16.40	11.75	11.46	8.40	12.00	8.90
March 31	20.41	11.53	15.75	8.61	10.58	7.50
June 30	24.11	13.60	16.05	11.90	11.09	7.77

As of                     , 2007, the high and low sales prices per share of our common stock for the quarter ending September 30, 2007 (our first fiscal quarter for fiscal year 2008) were $                 and $        , respectively.

On May 2, 2006, the trading date when our board of directors first determined to engage an investment banking firm to explore various alternatives available to us, our common stock closed at $14.64 per share. On December 4, 2006, the trading date on which we engaged TWP, our common stock closed at $12.95 per share. On June 15, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $16.81 per share. On                     , 2007, the latest practicable trading day before this proxy statement was printed, our common stock closed at $                . You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

If the merger is consummated, our common stock will be delisted from AMEX, there will be no further public market for shares of our common stock and each share of our common stock will be converted into the right to receive $24.75 in cash, without interest and less any applicable withholding taxes.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual meeting of stockholders in 2007 only if the merger is not completed by                                         . If we hold an annual meeting of stockholders in 2007, any stockholder who wished to have a stockholder proposal included in our proxy statement for the 2007 Annual Meeting must have submitted the proposal in writing to the Corporate Secretary, American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, for receipt by June 20, 2007. For any proposal that is not submitted for inclusion in the annual proxy statement, but is instead sought to be presented directly at the annual meeting, SEC rules permit proxies to be voted at the discretion of management if (a) we receive notice of the proposal before the close of business on September 3, 2007 and advise stockholders in such proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on September 3, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements, or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E. Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and from the Internet website that is maintained by the SEC at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact Kathleen M. Kelly, Corporate Secretary, One Norden Lane, Huntington Station, New York 11746, or by telephone at (631) 622-4700.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that differs from or adds to what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

AMERICAN TECHNICAL CERAMICS CORP.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Insetta and Kathleen M. Kelly, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of American Technical Ceramics Corp. which the undersigned is entitled to vote at the Special Meeting of Stockholders of American Technical Ceramics Corp. to be held at 2201 Corporate Square Boulevard, Jacksonville, Florida, 32216, on                     ,                         , 2007, at     :00 p.m., local time, and any adjournment or postponement thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for said Special Meeting of Stockholders (receipt of which is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Continued, and to be signed and dated, on reverse side.

A     Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).

1.	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 15, 2007, BY AND AMONG AMERICAN TECHNICAL CERAMICS CORP., AVX CORPORATION, INC. AND ADMIRAL BYRD ACQUISITION SUB, INC.	FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES TO CONSTITUTE A QUORUM OR THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.	FOR	AGAINST	ABSTAIN
3.	IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

I WILL	WILL NOT
ATTEND THE ANNUAL MEETING
PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature:                                                  Signature:                                                  Dated:                     , 2007

NOTE:	Please sign exactly as your name(s) appear above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or a limited liability company, please sign in partnership or limited liability company name by authorized person.